Free Writing Prospectus pursuant to Rule 433 dated September 25, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due October 12, 2035

The Contingent Income Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		July 10, 2028	July 13, 2028
		October 9, 2028	October 12, 2028

You should read the accompanying preliminary pricing supplement dated September 25, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		January 9, 2029	January 12, 2029
		April 9, 2029	April 12, 2029
		July 9, 2029	July 12, 2029
		October 9, 2029	October 12, 2029
KEY TERMS		January 9, 2030	January 14, 2030
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	April 9, 2030	April 12, 2030
Underlying index:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)	July 9, 2030	July 12, 2030
Pricing date:	expected to price on or about October 9, 2025	October 9, 2030	October 15, 2030
Original issue date:	expected to be October 15, 2025	January 9, 2031	January 14, 2031
Coupon observation dates:	as set forth under “Coupon observation dates” below	April 9, 2031	April 15, 2031
Coupon payment dates:	as set forth under “Coupon payment dates” below	July 9, 2031	July 14, 2031
Valuation date:	the last coupon observation date, expected to be October 9, 2035	October 9, 2031	October 15, 2031
Stated maturity date:	expected to be October 12, 2035	January 9, 2032	January 14, 2032
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on April 14, 2026 and ending with the coupon payment date expected to occur on July 12, 2035. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the coupon observation date immediately preceding the applicable coupon payment date (as such coupon observation date may be postponed as provided herein). No payments will be made after the securities have been redeemed.

		April 9, 2032	April 14, 2032
		July 9, 2032	July 14, 2032
		October 11, 2032	October 14, 2032
		January 10, 2033	January 13, 2033
		April 11, 2033	April 14, 2033
		July 11, 2033	July 14, 2033
		October 10, 2033	October 13, 2033
		January 9, 2034	January 12, 2034
		April 10, 2034	April 13, 2034
Payment at maturity (for each $1,000 stated principal amount of your securities, in addition to the final coupon, if any):

if the final index value is greater than or equal to the downside threshold level, $1,000 plus the final coupon; or

if the final index value is less than the downside threshold level, $1,000 × the index performance factor

		July 10, 2034	July 13, 2034
		October 9, 2034	October 12, 2034
		January 9, 2035	January 12, 2035
		April 9, 2035	April 12, 2035
		July 9, 2035	July 12, 2035
		October 9, 2035 (valuation date)	October 12, 2035 (stated maturity date)
Initial index value:	the index closing value on the pricing date	Hypothetical Payment Amount At Maturity
Final index value:	the index closing value on the valuation date	The Securities Have Not Been Redeemed
Downside threshold level:	75.00% of the initial index value	Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Final Index Value (as Percentage of Initial Index Value)
Contingent quarterly coupon (set on the pricing date):
•
if the index closing value on the applicable coupon observation date is greater than or equal to the downside threshold level, at least $16.875 per security; or
•
if the index closing value on the applicable coupon observation date is less than the downside threshold level, $0.00

		150.000%	100.000%*
		125.000%	100.000%*
		110.000%	100.000%*
		105.000%	100.000%*
Index performance factor:	the final index value / the initial index value	100.000%	100.000%*
CUSIP / ISIN:	40058QCQ0 / US40058QCQ01	95.000%	100.000%*
Estimated value range:	$905 to $965 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	90.000%	100.000%*
		85.000%	100.000%*
		75.000%	100.000%*
Coupon observation dates	Coupon payment dates	74.999%	74.999%
January 9, 2026	January 14, 2026	30.000%	30.000%
April 9, 2026	April 14, 2026	25.000%	25.000%
July 9, 2026	July 14, 2026	0.000%	0.000%
October 9, 2026	October 15, 2026
January 11, 2027	January 14, 2027	*Does not include the final coupon
April 9, 2027	April 14, 2027
July 9, 2027	July 14, 2027
October 11, 2027	October 14, 2027
January 10, 2028	January 13, 2028
April 10, 2028	April 13, 2028

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after April 14, 2026 up to the coupon payment date on July 12, 2035.

Unless previously redeemed, on each coupon observation date (i) if the index closing value is less than the downside threshold level, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value is greater than or equal to the downside threshold level, you will receive on the applicable coupon payment date a contingent quarterly coupon.

At maturity, if not previously redeemed, (i) if the final index value on the valuation date is greater than or equal to the downside threshold level you will receive the principal amount of your securities plus the contingent quarterly coupon then due and (ii) if the final index is less than the downside threshold level, you will not receive a contingent quarterly coupon payment and the payment at maturity will be based on the index performance factor. Investors will not participate in any appreciation of the underlying index.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and losing a significant portion or all of the principal amount of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated September 25, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 46 dated September 22, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying underlier supplement no. 46, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 46, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Coupon on Any Coupon Payment Date
▪
We Are Able to Redeem Your Securities at Our Option
▪
The Coupon Does Not Reflect the Actual Performance of the Underlying Index from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to the Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 46:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – S&P 500® Index” on page S-127 of the accompanying underlier supplement no. 46.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.